Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Balanced Capital Portfolio (FI) ( BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Funds, BlackRock Global Long/Short Credit Fund
(BR-GC)
BlackRock Strategic Income Opportunities Portfolio (BR-SIP) BlackRock Total Return V.I. Portfolio (Ins - Var Ser)
( BVA-BF)
BlackRock Total Return Portfolio (Ins - Series) ( BVA-TR) Transamerica Partners Core Bond Portfolio (DIA-CORE) Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND) Bond Index Master Portfolio (MIP_AGG)
Curian / BlackRock Global Long Short Credit Fund (SMF_CC-GC) Transamerica Multi-Managed Balanced Portfolio (TA-CORE) Transamerica Multi-Managed Balanced Portfolio VP (TAP-CORE) Transamerica Partners Balanced Portfolio (TRANS-CORE)

The Offering

Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
03-04-2014
Security Type:
BND/CORP

Issuer
AETNA INC (2044)
Selling
Underwriter
MERRILL LYNCH, PIERCE, FENNER & SMI
Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:


List of
Underwriter(s)
Credit Suisse Securities (USA) LLC,
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, RBS Securities Inc.,U.S.
Bancorp Investments, Inc., Citigroup
Global Markets Inc. Barclays Capital Inc.,
Goldman, Sachs & Co., J.P. Morgan
Securities LLC, Mitsubishi UFJ Securities
(USA),Inc., Morgan Stanley & Co. LLC,
SunTrust Robinson Humphrey,Inc.,UBS
Securities LLC, Wells Fargo Securities,
LLC, BNY Mellon Capital Markets, LLC,
Fifth Third Securities,Inc.,HSBC
Securities (USA) Inc.,PNC Capital Markets
LLC

Transaction Details

Date of Purchase
03-04-2014

Purchase Price/Share
(per share / % of par)
$99.76
Total Commission,
Spread or Profit
0.875%

1.	Aggregate Principal Amount Purchased (a+b)
$30,000,000
a.US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$12,124,000
b.Other BlackRock Clients
$17,876,000
2.	Aggregate Principal Amount of Offering
$375,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.0800

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[X] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Abhishek Anchal
Date:
03-04-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
03-04-2014

Global Syndicate Team Member